EXHIBIT 10.A.7
                                      FY96

                      SENIOR/EXECUTIVE INCENTIVE BONUS PLAN


     PURPOSE

     The purpose of the Senior/Executive Incentive Bonus Plan "The Plan" is to focus the efforts of Senior Management towards predetermined, specific goals and objectives which are of critical importance to the success of the organization.

     The program specifically:
     - encourages participants to achieve outstanding results toward company and individual objectives,

     - strengthens the ability of the organization to attract and retain high caliber,key management personnel, and

     - provides a leveraged compensation program that is based on performance towards objectives, with superior performance resulting in aggressive compensation levels.


     ELIGIBILITY

     The following employees are eligible to participate in the Senior/Executive Bonus Plan:

           - Chief Executive Officer  - Vice Presidents
           - Geography Presidents     - Senior Directors
           - Senior Vice Presidents   - Directors

     Full year participants in the Senior/Executive Incentive Bonus Plan may not participate in other bonus plans without the approval of the Division President and the HR Director. However, nominal gift certificates and awards are acceptable, provided they are less than $500.


     INCENTIVE BONUS GUIDELINES

     Bonus targets for eligible participants in the Senior/Executive Incentive Bonus Plan will be set individually and expressed as a percent of base salary as of the beginning of the fiscal year according to salary grade. If an individual's salary grade changes between the beginning and the end of the year, the bonus target may be adjusted on a prorated basis (see Administrative Procedures).


     PERFORMANCE MEASUREMENTS

     There are two main components used to determine the bonus payout amounts after the end of the applicable biannual payment period (see Bonus Payouts): the Financial Performance Measurements and the Individual Performance Measurements . Details of these measurements are described below.

     - Financial Performance Measurements
       The Financial Performance Measurements consist of Market Share, Operating Margin, Inventory Turns, Day Sales Outstanding, Corporate Return on Capital Employed (ROCE), and Time to Market. All Plan participants will be measured on either Corporate or Division Business Measurements as described in the Weighting of Performance Measurements section.
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     - Individual Performance Measurements
       The Individual Performance Measurement is based on the participant's performance against two to four objectives that are aligned with Corporate/Division strategic objectives.



     Weighting of Performance Measurements

     The annual bonus target for Vice Presidents and above is weighted 100% on Financial Performance Measurements. The annual bonus target for Directors is weighted 70% on Financial Performance Measurements and 30% on Individual Performance Measurements. These weightings are shown in the table below. The financial results used in determining financial performance are based on the participant's position and area of responsibility and will be either a Corporate or Division measurement. Functional Staff (e.g., Finance, Human Resources, Information Systems and Legal) within a Division will be measured on the overall Division's Business Measurements. Other line or staff participants within a division may be measured on the Division's Business Measurements which are specific to their area of responsibility (e.g., Entry Mac Products, Power Books, Imaging, etc.). Details of the weighting of Financial and Individual Performance Measurements are as follows:


               FINANCIAL PERFORMANCE MEASUREMENTS (1)                TOTL TOTL
                                                                       %    %
                                      Mkt Corp Oper Inv DaySales Time Fin  Ind
                                      Shr ROCE Mar Turns  O/S     To  Perf Perf
                                                                  Mkt Meas Meas
     Apple Leadership Team (ALT)
     -  CEO-CFO-SVPHR-General Counsel 50% 50%                         100%
     -  WWOps - Head                  50% 50%                         100%
     -  Research & Development - Head 50% 50%                         100%
     -  GEO Pres. (Americas,Eur,Pac)  50% 50%			      100%

     Vice Presidents (Corp. & Div.)
     -  Corporate Staff - All VP's    50% 50%                         100%
     -  WWOps - All VP's (2)          40% 30%        30%              100%
     -  R & D - All VP's              40%       20%               40% 100%
     -  Entertainment & NM - All VP's 50% 50%                         100%
     -  GEO VP's (Americas,Eur,Pac)   50%       20%  15%   15%        100%

     Directors & SIA's (Corp. & Div.)
     -  Corp Staff - All Dirs & SIA's 35% 35%			       70%  30%
     -  WWOps - All Dirs & SIA's (2)  30% 20%         20%              70%  30%
     -  R & D - All Dirs & SIA's      30%       15%               25%  70%  30%
     -  Ent & NM - All Dirs & SIA's   35% 35%			       70%  30%
     -  GEO Dirs&SIA's(Amer,Eur,Pac)  30%       20%   10%  10%	       70%  30%



     (1)Financial Performance Measurements may be based on Worldwide, Geography, Regional or Functional levels depending upon the area of responsibility. For example, Market Share Measurements will be
        at a Worldwide, Geography, Regional or Country level.   Operating
        Margin may be at a Functional Level such as Mac Desktops or Servers and Technology, etc.

     (2)WWOPS will be measured on Corporate or Geography Measurements. Geo. Measurements apply to those with specific geographic responsibility (e.g. Cork will use Europe Measurements,
        Singapore will use Pacific Measurements, and Fountain and Sacramento will use Americas Measurements).

     Any exceptions to using these financial performance measurements must be approved by the Senior Vice President of Human Resources.


     DETAILS OF AWARD DETERMINATION:

     Target payouts (less deductions and withholdings) will be based on the expectation of meeting financial and, if applicable, individual performance goals. If the thresholds are met, period-end payouts will be calculated in each segment as described below.




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     FINANCIAL PERFORMANCE MEASUREMENTS

     - Corporate Performance Measurements
       Corporate Performance Measurements will be Market Share, Return on Capital Employed (ROCE) and Inventory Turns. If the threshold is met, the bonus target will be multiplied by a percentage from 50% through 175% depending on Corporate Performance. If the threshold is not met, there will be no payout for that performance segment.

     - Division/Geography Performance Measurements
       Division/Geography Performance Measurements will be
       Market Share, Operating Margin, Inventory Turns, Day Sales Outstanding, and Time to Market. If the threshold is met, the bonus target will be multiplied by a minimum percentage which varies by Performance Measurement (see Payout Table in each segment) through a maximum percentage of 175% depending on Division/Geography Performance. If the threshold is not met, there will be no payout for that performance segment. Plan numbers and actual performance will be monitored by the Worldwide Planning Group and the Worldwide Market Tracking Group.

       If for any reason there is a significant change in a Division's/Geography's plan during the plan payment period, upon joint recommendation of Human Resources and Worldwide Planning or Worldwide Market Tracking and with the approval of the Chief Executive Officer, plan targets may be changed or another alternative may be implemented.

       If for any reason, including reorganization, a Division/Geography Business Measurement is no longer applicable for the entire payment period, the Division Business Measurement will be replaced by the higher Division, Geography or Corporate Business Measurement.


     PAYOUT TABLES:

     The bonus payouts at various achievements to plan for the Financial Measures are shown in the following tables. Actual payouts in between the values shown in the tables will be calculated on the actual incremental % achievement to plan. With the exception of Market Share and Time to Market, Accelerators and Decelerators are used when achievement to plan is above or below 100%. For Market Share and Time to Market, Accelerators and Decelerators are used when achievement to plan is above or below 110%.

     Market Share Segment
     This Segment will measure Market Share Percentage Achievement of Reported Market Share Gain versus Target Market Share Gain as shown in the Market Share Payout Table below:

                    FIRST HALF FY96 Market Share Payout Table

                       % Achievement
                    Reported Market Share    %              %
                       Gain vs. Target      Bonus           Per
                      Market Share Gain     Payout         Point
         MAXIMUM        150%               175.0%          1.30%
                        140%               162.0%          1.30%
                        130%               149.0%          1.30%
                        120%               136.0%          1.30%
                        110%               123.0%          1.30%
         PLAN           100%               110.0%       Accelerators
                                                        Decelerators
                         90%               103.3%          0.67%
                         80%                96.7%          0.67%
                         70%                90.0%          0.67%
                         60%                83.3%          0.67%
                         50%                76.7%          0.67%
                         40%                70.0%          0.67%
                         30%                63.3%          0.67%
                         20%                56.7%          0.67%
       THRESHOLD         10%                50.0%          0.67%
                 Below   10%                 0.0%

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                                 First Half FY96
                     Supplemental Market Share Payout Table
     (This table to be used only for Target Market Share Gain Goals of Less
                             Than 0.20 of a point.)

                                                             Bonus
                      Market Share Points                    Payout

     MAXIMUM    0.50  0.40  0.30  0.20  0.10  0.00 -0.10 Or Less 175.00%
                0.40  0.30  0.20  0.10  0.00 -0.10 -0.20   158.75%
                0.30  0.20  0.10  0.00 -0.10 -0.20 -0.30   142.50%
                0.20  0.10  0.00 -0.10 -0.20 -0.30 -0.40   126.25%
     PLAN       0.10  0.00 -0.10 -0.20 -0.30 -0.40 -0.50   110.00% Accelerators
                                                                   Decelerators
                0.00 -0.10 -0.20 -0.30 -0.40 -0.50 -0.60    93.75%
     THRESHOLD -0.02 -0.12 -0.22 -0.33 -0.44 -0.55 -0.66    80.00%
         Below -0.02 -0.12 -0.22 -0.33 -0.44 -0.55 -0.66     0.00%


     For example, a country has a Target Market Share Goal of -0.10 and achieves a Reported Market Share Gain above target of 0.05. The Bonus Payout percentage would be 134.375%.


     Apple Market Share Targets

     Apple market share targets will be based on Apple's semi-annual market share goals as approved by Apple's Board of Directors preceding the measurement period. The Apple Leadership Team will be responsible for allocating overall targets to individual countries/regions.


     Reported Apple Market Share Gain (Loss)

     Market share gain or (loss) will be based on Apple Market Share data for the total first half fiscal year 1995 (Q1 and Q2 FY95) as compared to Apple Market Share data for the total first half fiscal year 1996 (Q1 and Q2 FY96) as reported by Apple's Market Tracking Group. The Apple Market Share Gain or (Loss) will be the difference between the Apple Market Share over the two periods (first half FY95 versus first half FY96). Apple Market Share is defined as Apple's actual CPU's (including servers) sold during the Bonus Metric Measurement period divided by the reported market CPU's (including servers) sold during the same period (as tracked by the Corporate Market Tracking group).

     For examples of Market Share calculations refer to the Reported Market Share section in the Market Share Examples table below.

     Market share gain or (loss) calculations for countries or regions that are not measured quarterly by Apple's Market Tracking Group (all countries/regions excluding U.S., Japan, and Western European countries) will be sized by Apple's Market Tracking Group based on the most recent market data available. If there is no new data available, the original market size will be used to calculate the reported Market Share.



     Apple Total Geography Market Share

     Apple Total Geography Market Share is a roll-up of all the countries and/or regions market share numbers within the total geography being measured.


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     Time To Market Segment

     This segment will measure achievement of product delivery commitments in the Research & Development Organization. Time to Market is defined as the Golden Master Target (software) or the Introduction Date (hardware) as defined and approved through the Apple New Product Production (ANPP) Product Proposal Review (PPR). If the achievement is 8 or more weeks ahead of schedule, the maximum bonus of 175% is payable. If the achievement is 8 or more weeks behind schedule, no bonus is payable. The bonus payable will be determined based on the following table.



                  Time To Market Payout Table  (Division Only)

                          ACHIEVEMENT
                           # WEEKS TO       %               %
                             TARGET      PAYOUT          PER WEEK

         MAXIMUM        > =   8           175.0%           8.125%
                              7           166.9%           8.125%
                              6           158.8%           8.125%
     # Weeks                  5           150.6%           8.125%
     Ahead Of - - - - ->      4           142.5%           8.125%
     Target Date              3           134.4%           8.125%
                              2           126.3%           8.125%
                              1           118.1%           8.125%
         PLAN                 0           110%            Accelerators
                                                          Decelerators
                            - 1            96.1%          13.929%
     # Weeks                - 2            82.1%          13.929%
     Slipped From - - - ->  - 3            68.2%          13.929%
     Target Date            - 4            54.3%          13.929%
                            - 5            40.4%          13.929%
                            - 6            26.4%          13.929%
         THRESHOLD          - 7            12.5%          13.929%
                       < =  - 8             0.0%



     NOTE: Actual payouts in between the values shown will be calculated on the actual incremental % achievement to plan based on a seven day week. For example, if achievement is 1 day ahead of schedule, the payout would be 111.16%.


     Corporate ROCE and Operating Margin Segments

     - Corporate ROCE Segment

       This segment measures Return on Capital Employee achieved to Plan. ROCE is defined as Operating Profit less Cash Taxes Paid, divided by Average Capital Employed (Total Assets excluding Cash, less Current Liabilities (excluding Short Term Notes Payable) plus Capitalized Operating Leases).


     - Operating Margin Segment

       This segment measures Operating Margin achieved to Plan. Operating Margin is defined as Gross Margin Less Operating Expenses.



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     Once minimum thresholds are met, bonus payouts for both Corporate ROCE and Operating Margin can range from 50% to 175% based on the following payout table:

                Corporate ROCE and Operating Margin Payout Table

                            % To        % Bonus        % Per Each
                             Plan         Payout           Point

         MAXIMUM          125%           175%              3.00%
                          120%           160%              3.00%
                          115%           145%              3.00%
                          110%           130%              3.00%
                          105%           115%              3.00%
         PLAN             100%           100%            Accelerators
                                                         Decelerators
                           95%            75%              5.00%
         THRESHOLD         90%            50%              5.00%
                        <  90%             0%



     Inventory Turns Segment

     This segment measures Inventory Turns achieved to Plan. Inventory Turns is defined as the number of times inventory is converted into cost of goods sold (excluding all service business). Plan participants employed in a worldwide operations role with worldwide responsibilities are measured on worldwide inventory turns. Most participants employed in a Geography are measured on Geography inventory turns. Regional operations groups and manufacturing site participants are measured on regional inventory turns. Please refer to the Glossary of Terms section of this document for more details of how the Inventory Turns metric is defined. Once the minimum threshold is met, bonus payouts for Inventory Turns can range from 50% to 175% based on the following payout table:


                          Inventory Turns Payout Table

                          % To          % Bonus      % Per Each
                          Plan            Payout           Point

         MAXIMUM       123%              175%              3.26%
                       115%              150%              3.26%
                       105%              116%              3.26%
         PLAN          100%              100%            Accelerators
                                                         Decelerators
                        95%               75%              5.00%
         THRESHOLD      90%               50%              5.00%
                     <  90%                0%












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     Day Sales Outstanding Segment

     This segment measures Day Sales Outstanding (DSO) achieved to Plan. Day Sales Outstanding is defined as the measure for average length of time Apple must wait after making a sale before receiving payment. Once the minimum threshold is met, bonus payouts for DSO can range from 50% to 175% based on the following payout table:

                       Day Sales Outstanding Payout Table

                         % To          % Bonus       % Per Each
                          Plan           Payout           Point

         MAXIMUM       115%              175%              5.0%
                       110%              150%              5.0%
                       105%              125%              5.0%
         PLAN          100%              100%           Accelerators
                                                        Decelerators
                        95%               75%              5.0%
         THRESHOLD      90%               50%              5.0%
                     <  90%                0%



     INDIVIDUAL PERFORMANCE MEASUREMENT (Directors only):

     The Individual Performance measurement is based on the participant's performance against two to four key strategic, predetermined objectives. The Individual Performance Measurement objectives are determined jointly by the participant and the supervising manager. Each goal is weighted as to its importance. The overall weighting must equal 100%. Individual performance is determined by the supervising manager and is subject to approval by the Compensation Committee of the Board of Directors before any actual payout is issued. Individual performance is measured as follows:
     % of Individual
     Achievement                                       Target Award Paid

     CONSISTENTLY EXCEEDED Individual Performance Goals  121% - 150%
     CONSISTENTLY MET ALL Individual Performance Goals   100% - 120%
     MET MOST Individual Performance Goals                80% -  99%
     DID NOT MEET Individual Performance Goals           No Award Paid

     The overall assessment of the individual performance segment is calculated by multiplying the targeted dollar amount by the % achievement for each category as shown in the example below:
       Target Bonus = $40,000
       Individual Performance segment = $12,000 (30% of Target Bonus)
       Weighting is calculated as shown below for each of the performance areas Overall individual performance weighting of 103% = a payout of $12,360


                                     Individual      Individual     Individual
                         Weighting   Achievement   X   Target    =   Payout

     Quality Management     40%    Met Most   85%
     Customer Satisfaction  30%    Exceeded  130%
     Employee Alighment     30%    Met all   100%
     Overall               100%              103%  X  $12,000    =   $12,360


     The percentage award achieved under the Individual Performance Measurement is then applied to the portion of the Target Bonus, i.e. 30%, to determine the actual Individual Performance portion of the award.
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     The target will be multiplied by a percentage up to a maximum of 150%
     depending on the supervising manager's overall assessment of the individual's performance against objectives. Ratings of all participants will then be reviewed at higher levels of management within the organization to ensure equity. This information will then be reviewed by the Compensation Committee of the Board of Directors and, depending on overall financial performance, individual percentage payouts may then be adjusted.

     If the Individual Performance portion of the bonus is determined to be zero, no Financial portion of the bonus will be payable. Exceptions to zero payment for Individual Performance below 80%, and/or paying the Financial portion of the bonus when the Individual Performance is below 80%, must be approved by the Division Head or Sr. Vice President, and the Division Human Resources Manager. (Note: Also see the Corrective Action/Disciplinary Situations section.)



     BONUS PAYOUT

     Senior/Executive Incentive Bonus Plan payouts (less deductions and withholdings) will be paid biannually. The first payment will be based on "1st Half" (Q1 and Q2) Financial Performance results and will be paid as soon as practicable, usually during May/June after the close of Q2. The second payment will be based on "2nd Half" (Q3 and Q4) Financial Performance results as well as Individual Performance results for the entire fiscal year (Q1 through Q4) and will be paid as soon as practicable, usually during November/December following the end of the plan year. Both awards are paid out of the Senior/Executive Bonus Pool Fund.

     There will be no Senior/Executive Incentive Bonus Plan payout on Financial or Individual performance if there is no Corporate operating profit or if there is a Corporate operating loss. In either case, the CEO has the option to recommend to the Compensation Committee of the Board of Directors appropriate individual awards.


     ADMINISTRATIVE PROCEDURES

     The purpose of administrative procedures is to provide for consistency of administration of the incentive plans. The following guidelines apply only when previously stated plan requirements have been met.

     Foreign Exchange
     Non U.S. operations are measured on a local currency basis. Foreign currency Plan rates will be used to determine both the Planned and actual performance of the entity for bonus calculation purposes.

     New Hires, Promotions and Transfers
     An employee who is hired, promoted or transferred into a position in which he or she is newly eligible to become a participant may receive a prorated award based on the months in the position (see Payout Proration Criteria section).
     Employees promoted or transferred from one eligible position into another eligible position will require a determination of whether a new target award and new objectives should be set. If the new target is different, awards will be prorated based on the number of months of service in each position during the plan year. (see Payout Proration Criteria section).

     Employees transferred into a position not eligible for participation in the Senior/Executive Bonus Plan will receive a prorated payment at the end of the plan year based on the number of months worked in the eligible position. If the employee transfers during the first biannual period, the employee will receive payment of the prorated Financial portion of the bonus with the normal payout in May/June. The prorated Individual portion (if applicable) will be paid at the end of the plan year provided the participant is employed by Apple on the last day of the year end payment period. (see next section)


     Payout Proration Criteria

     -  New Hires and Promotions
       If eligibility for participation occurs on the 1st through the 14th of the month, any bonus payout will be based on the full month. If eligibility for participation occurs on or after the 15th of the month, no bonus is payable for that month.

       For example, if an eligible employee is hired on March 11th, any payout will be based on participation beginning March 1st. If the employee is hired on March 15th, any payout will be based on participation beginning April 1st.

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     - Transfers
       If a plan participant transfers from one organization to another, the respective organizational measurement will be prorated by the number of months the plan participant was in each organization. If the participant transfers before the 15th of the month, credit for that month will be assigned to the new organization. If the participant transfers on or after the 15th of the month, credit for that month will be assigned to the previous organization.

     - Transfers between the SIA Bonus Plan and the Senior/Executive Bonus Plan If a plan participant transfers between the SIA Bonus Plan and Senior/Executive Bonus Plan because of a promotion, demotion or other reason, the respective Plan measurement will be prorated by the number of months the plan participant was in each Plan. If the participant transfers before the 15th of the month, credit for that month will be assigned to the new Plan. If the participant transfers on or after the 15th of the month, credit for that month will be assigned to the previous Plan in which the employee was a participant.

     - Ineligibility
       Participants who become ineligible for participation in the Plan before the 15th of the month, will receive no credit for that month toward their bonus proration. Participants who become ineligible on or after the 15th of the month will receive a full-month credit towards their bonus proration.


     Terminations

     Plan participants who terminate their employment and are not employed by Apple on the last day of the first biannual payment period are not eligible to receive any award. If a plan participant terminates after the close of the first biannual payment period but prior to the actual distribution of the bonus payout such participant will be eligible to receive the Financial portion of the bonus award with the normal payout in May/June. They will not be eligible for the individual portion of the bonus award, nor will they be eligible for an award for the second biannual period. Plan participants who terminate their employment and are not employed by Apple on the last day of the plan year are not eligible to receive an award for the second biannual period, nor will they be eligible for the individual portion of the award. If a plan participant terminates after the end of the Plan Year but prior to the actual distribution of the bonus payout such participant will be eligible to receive a bonus plan award according to the terms of the Plan.


     Rehires

     Plan participants who terminate their employment during the Plan year, and who are rehired and are employed by Apple on the last day of the biannual payment period, are eligible to receive an award. Such an award will be prorated to reflect only the period of time the participant was employed by Apple and according to the above Payout Proration Criteria measured from the most recent rehire date.


     Disability or Death

     Awards will normally be prorated at the end of the plan year based on the amount of time the employee was an active participant (see Payout Proration Criteria section). In the case of a participant's death, any such award will be paid to the beneficiary as determined pursuant to the participant's designation of beneficiary under the employee's Apple life insurance plan.


     Corrective Actions/Disciplinary Situations

     If, during the applicable biannual bonus period or any time before the biannual bonus has actually been paid to the employee, management has determined that corrective action, discipline or demotion of an employee is appropriate, management may, in its discretion and in consultation with Human Resources, reduce or eliminate entirely the amount of bonus the employee would otherwise be eligible to receive. If, at the time a biannual bonus would otherwise be payable, such corrective action, discipline or demotion is being considered but has not yet been implemented, the entire bonus, or any portion of it, may be withheld until a decision on such action has been finalized and implemented.
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     Other Provisions

     Participation in this Plan is not an agreement (express or implied) between the Plan participant and Apple that the participant will be employed by Apple for any specific period of time, nor is there any agreement for continuing or long-term employment. The Plan participant and Apple each have the right to terminate the employment relationship at any time and for any reason. This at-will employment relationship can only be modified by an agreement signed by the participant and Apple's Senior Vice President of Human Resources.

     Any determination of performance, payment or other matters under this Plan by management and/or the Board of Directors is binding on all interested persons.

     Apple Computer Inc.'s obligation to pay out a Senior/Executive Incentive Bonus Plan award shall be unfunded and all payment of benefits shall be made from the general assets of Apple Computer, Inc. Title to and beneficial ownership of any assets of the 1996 Accrued Senior/Executive Incentive Bonus Plan accounts or any other assets which Apple Computer, Inc. may designate to pay bonuses under the Plan shall remain in and with Apple Computer, Inc.until payment to participants.

     This summary highlights the principle features of the bonus plan, but it does not describe every situation that can occur. Apple Computer, Inc. retains the right to interpret, revise, modify or delete the plan at its sole discretion at any time

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                              Glossary of Terms              Attachment A.

- Day Sales Outstanding:      Measure For Average Length Of Time Apple
                              Must Wait After Making A Sale Before
                              Receiving Payment


- Inventory Turns:            The number of times inventory is converted
                              into cost of goods sold (excluding all
                              service business).  Most participants
                              employed in a Geography are measured on
                              Geography inventory turns.  Operations
                              groups and manufacturing site participants in Geographies are measured on regional inventory turns. Plan participants employed in a worldwide operations role are measured on worldwide inventory turns. Everyone else in a Geography is measured on Geography inventory turns.

                              Geography inventory turns
                              1H Turns = Standard Cost of Goods Sold for
                              1H divided by average gross finished goods inventory for current & 2 prior fiscal quarter ends. Where the standard Cost of Goods Sold is the cost of goods sold at standard cost excluding other cost of goods sold
                              (warranty, scrap, reserves etc.), and gross finished goods inventory is finished goods inventory at standard cost before reserves in-transits from OEM vendors.

                              Regional inventory turns
                              1H Turns = Standard Cost of Goods Sold for
                              1H divided by average gross inventory for current & 2 prior fiscal quarter ends. Where standard Cost of Goods Sold is the cost of goods sold at standard cost excluding other cost of goods sold (warranty, scrap, reserves etc.), and gross inventory is raw materials, work-in-process, finished goods including in-transits from OEM vendors at standard cost before reserves.

                              Worldwide inventory turns
                              Current & prior 3 fiscal quarter's Total
                              Cost of Goods Sold divided by average net inventory for current & 4 prior fiscal quarter ends. Where total Cost of Goods Sold is the total cost of goods sold including other cost of goods sold (warranty, scrap, reserves etc.), net inventory is total inventory at standard cost after reserves.

- Market Share Gain (Loss)    The difference between Apple Market
                              Share for a specified period in one fiscal year and Apple Market Share for the corresponding period of another fiscal year.


- Operating Margin:           Gross Margin Less Operating Expenses


- Return On Capital Employed: (ROCE) Operating Profit Less Cash Taxes
                              Paid Divided By Average Capital Employed
                              (Total Assets Excluding Cash, Less Current
                              Liabilities (Excluding Short Term Notes)
                              Plus Capitalized Operating Leases)


- Time To Market:             The Golden Master Target (software) or the
                              Introduction Date (hardware) as defined and approved through the Apple New Product
                              Production (ANPP) Product Proposal Review
                              (PPR).

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